Exhibit 10.1

SUSPENSION, SETTLEMENT AND TERMINATION AGREEMENT

This Suspension, Settlement and Termination Agreement (this “Agreement”) is entered into as of, and shall be deemed effective as of, October 31, 2018 (“Effective Date”), by and between on the one hand Napo Pharmaceuticals, Inc., a Delaware corporation, together with its affiliates, successors and assigns (collectively, “Napo”) and Jaguar Health, Inc., a Delaware corporation (“Jaguar”) as Guarantor and, on the other hand, SmartPharma, LLC., a new Jersey limited liability company and its affiliates (“SP”).  Each of Napo and SP may be referred to as a “Party” and, collectively, the “Parties”.  Jaguar may hereinafter also be referred to as the “Guarantor.”

RECITALS

WHEREAS, Napo is engaged in the business of generating, developing and selling pharmaceutical products, drugs and other related products;

WHEREAS, SP is in the business of providing marketing, advertising, commercialization, and sales solutions to pharmaceutical companies; and

WHEREAS, Napo and SP entered into that certain Strategic Marketing Alliance Agreement dated April 4th, 2016 (the “Alliance Agreement”) to combine SP’s marketing and commercialization capabilities, including planning and execution of promotional strategies and tactics with Napo’s supply of raw plant material, API and drug product, including coordination and logistics; and,

WHEREAS, Napo and SP have mutually decided they wish to suspend, and then terminate, the Alliance Agreement on the terms set forth herein; time is of the essence.

All capitalized words used herein, but not defined herein, will have the meanings ascribed to them in the Alliance Agreement, a copy of which is appended hereto as Exhibit A, for reference purposes only.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound, do hereby agree as follows:

1.              Suspension of the Alliance Agreement.  SP and Napo hereby agree upon SP’s receipt of the payment due to SP for October, 2018 sales as set forth in Article IV of the Alliance Agreement (the “October Payment”) (i) the Alliance Agreement shall be suspended by the Parties, such suspension retroactive to the Effective Date, (ii) the Alliance Agreement shall remain in suspension from the Effective Date to the earlier of (A) January 8, 2019 or (B) the date SP receives the Buyout Fee, in full (iii) after the Effective Date, SP will not be obligated to perform any of the SP Services and (iv) after Napo makes the October Payment and the Buyout Fee (as set forth below), and SP’s receipt of the aforementioned, Napo will not be obligated to pay SP any additional remuneration as set forth in Article IV of the Alliance Agreement.

2.              The Buyout Fee.  Napo hereby unconditionally agrees to pay to SP, on or prior to January 8, 2019, time is of the essence, the Buyout Fee (the “Buyout Fee Payment”):

(a)         in lieu of the remuneration set forth in Article IV of the Alliance Agreement for the remainder of the Initial Term after the October Payment, payable by Napo to SP, Napo shall make a one-time, lump sum payment to SP, in the amount of two hundred fifty thousand dollars ($250,000) (the “Buyout Fee”) on or before January 8, 2019, time is of the essence;

(b)         the amount of the Buyout Fee has been calculated to also include any and all Tail Payments that might otherwise be payable upon termination of the Alliance Agreement;

(c)          as of the Effective Date, there are no expenses for which Napo is obligated, under Section 4.2 of the Alliance Agreement, to reimburse SP; and, SP will not incur any such reimbursable expenses through the Termination Date;

(d)         the Buyout Fee Payment shall be paid by Napo via wire or ACH payment to an account designated by SP and payment shall not be deemed made until such monies have cleared SP’s account; and

(e)          all payment obligations hereunder, including but not limited to, the October Payment, expense reimbursement and the Buyout Fee Payment are guaranteed by Jaguar.

3.              Subsequent Termination of the Alliance Agreement.  In reliance upon the respective covenants, obligations and agreements of the Parties contained herein, SP and Napo agree that, on the date upon which the Buyout Fee Payment is received by SP (the “Termination Date”), the Alliance Agreement will automatically terminate and shall, subject to the terms and conditions contained herein and the survival provisions of the Alliance Agreement, be of no further force or effect.  Termination shall be self-executing, and neither Party need take any action to effect such termination.

4.              Failure to Make the Buyout Fee Payment.

(a)         In the event the Buyout Fee Payment is not made on or before January 8, 2019, time is of the essence, the Alliance Agreement shall be reinstated and shall remain in full force and effect and Section 4(b) of this Agreement shall be an amendment to the Alliance Agreement;

(b)         First Amendment to the Strategic Marketing Alliance Agreement.  Due to Napo’s failure to make the Buyout Payment as agreed upon, the Strategic Marketing Alliance Agreement by and between Napo Pharmaceuticals, Inc., a Delaware corporation, and SmartPharma, LLC, a New Jersey limited liability company dated April 1, 2016 is amended as follows:

1.              Article II is deleted in its entirety;

2.              Section 3.2 shall be deleted in its entirety and replaced with:

“This Agreement may only be terminated by SP, and may be terminated by SP for any reason, in its sole discretion.”

3.              Section 3.3(a) shall be deleted in its entirety;

4.              Section 3.3(b) shall be deleted in its entirety and shall be merged into the first line of Section 3.3 and replaced with:

“In the event of the termination of this Agreement, Napo shall pay SP in accordance with Section 4.1 for the remainder of the Initial Term and any

Renewal Term, including, but not limited to, the monthly payments due in November, 2018, December, 2018 and each month thereafter, as set forth in Article IV of the Alliance Agreement, and the Tail Payments;

5.              Section 4.1, the title of the Section line, shall be amended and read as follows:

“4.1 Remuneration.  In consideration for prior services rendered, SP shall receive the following remuneration and such payments are hereby guaranteed by Jaguar Health, Inc. a Delaware corporation:”

6.              Section 4.1(c)(3) shall be deleted in its entirety; and

7.              Article IX shall be deleted in its entirety.

5.              Treatment of Certain Terms Upon Termination of the Alliance Agreement.  The Parties hereby agree that upon termination of the Alliance Agreement:

(a)         Section 11.9 of the Alliance Agreement, which sets forth those provisions of the Alliance Agreement that the Parties originally intended to survive the termination of the Alliance Agreement which currently reads:

“Survival. The provisions of Sections 1, 3.3, 3.4, 4, 5, 6, 7, 10 and 11 (excluding 11.5 and 11.8) and contained herein shall survive the termination of this Agreement”

is hereby amended to read as follows:

“Survival. The provisions of Sections 1, 5, 6, 7, 10, 11.2, 11.3 (as amended), 11.9 (as amended), 11.14 and 11.15 contained herein shall survive the termination of this Agreement”

6.              General Release.  On the Termination Date, the following mutual general release shall become effective and irrevocable:

(a)         Each Party hereby fully and forever releases, waives, and discharges any claim or claims it may have (i) against the other Party, (ii) against any of such other Party’s affiliates, (iii) against the other Party’s Board of Directors, its directors, officers, managers, agents, shareholders, members, attorneys, and representatives, and of any affiliate of such other Party and (iv) against the successors and assigns of each of the foregoing (each individually, a “Released Party” and, collectively, the “Released Parties”) except those arising from or caused by the other Party’s gross negligence, fraud or misrepresentation, and willful misconduct (“Permitted Claims”). Such released claims include, without limitation, any demand, cause of action, charge, obligation or claim of every kind and nature whatsoever, related to or in connection with the Alliance Agreement, whether asserted or unasserted, whether known or unknown, and whether anticipated or unanticipated (“Claims”);

(b)         Each Party covenants not to sue or otherwise institute or participate or voluntarily assist in the prosecution of any legal or administrative proceedings against any of the Released Parties with respect to any Claim or Claims; provided, however, in the event a Party is required by court order, subpoena or otherwise as requested by law to participate or assist in the prosecution of any legal or administrative proceedings against any of the Released Parties, unless otherwise required by law or circumstance, the Party required to participate or assist shall give notice to the Released Parties of such order, subpoena or request and shall cooperate fully with the Released Parties to lawfully resist disclosure, participation or providing assistance, at the sole cost and expense of the Released Parties.  The Parties intend that this general release extend to all matters other than Permitted Claims with no exceptions;

(c)          Each Party acknowledges and agrees that this general release extends to any Claim, even though such Claim may be unknown to such Party at the Effective Date. Each Party acknowledges and waives the protection of any law or decision limiting the scope of a general release to known claims, including without limitation, the provision of Section 1542 of the California Civil Code, if applicable, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR; and

(d)         Each Party acknowledges that it is represented by legal counsel and that it has had the opportunity to consult its own legal counsel with respect to this general release.  Accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this general release.

7.              Miscellaneous.

(a)         Binding Effect. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns and as to Jaguar as Guarantor.

(b)         Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the Parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the Parties with respect hereto except as expressly set forth herein.  The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

(c)          Governing Law.  This Agreement, its interpretation, performance and enforcement, and the rights and remedies of the Parties and Jaguar as Guarantor hereto, shall be governed and construed according to the laws of the State of New Jersey, without regard to the principles of conflict of laws.  The Parties and Jaguar as Guarantor consent to the personal jurisdiction of the federal or state courts in the State of New Jersey.  The Parties and Jaguar as Guarantor mutually acknowledge and agree that they shall not raise in connection therewith, and hereby waive, any defense based upon venue, inconvenience of forum or lack of personal jurisdiction in any action or suit brought in accordance with the foregoing.

(d)         Further Assurances. The Parties hereto shall enter into such further agreements and perform and cause to be performed such further acts and things as may be necessary, desirable or required by law in order to give full effect to this Agreement.

(e)          Fees and Expenses.  Each Party hereto (and Jaguar as Guarantor) shall be responsible for all fees, costs and expenses incurred by that Party in connection with the preparation of this Agreement.

(f)           Counterparts and Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement (and each amendment, modification and waiver in respect of it) by facsimile or other electronic transmission, if identified, will be regarded as an original signature and shall be as effective as delivery of a manually executed original counterpart of each such instrument.

(g)          Severability.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

(h)         Notices.  All notices, consents, waivers, and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party or Jaguar as Guarantor when (a) delivered to the appropriate address by hand or by nationally recognized courier service (cost prepaid); or (b) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses designated below (or to such other address or person as a Party may designate in writing to the other Party):

If to SP:         SmartPharma, LLC

19 Old Town Square

Suite 238

Fort Collins, Colorado  80524

Attention:  Brian K. Zorn

If to Napo:           Napo Pharmaceuticals, Inc.

201 Mission Street, Suite 2375

San Francisco, California  94105

Attention:  Lisa A. Conte

Each of the undersigned entities represents and warrants to the other that this Agreement has been duly authorized and executed and delivered by the authorized representative(s) of such undersigned entity.

IN WITNESS WHEREOF, Napo and Jaguar, as Guarantor, and SP have duly executed this Agreement as of the Effective Date.

SMARTPHARMA, LLC		Jaguar Health, Inc. as Guarantor

By:	/s/ Kathryn L. MacFarlane	By:	/s/ Lisa A. Conte
	Kathryn L. MacFarlane, PharmD		Lisa A. Conte
	Managing Partner		Chief Executive Officer

Dated: December 4, 2018		Dated: December 4, 2018

By:	/s/ Brian K. Zorn
Brian K. Zorn, PharmD
Managing Partner

Dated: December 4, 2018

NAPO PHARMACEUTICALS, INC

By:	/s/ Lisa A. Conte
Lisa A. Conte
Chief Executive Officer

Dated: December 4, 2018

EXHIBIT A

STRATEGIC MARKETING ALLIANCE AGREEMENT